UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
____________________________

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
 ____________________________

Filed by the Registrant	☒	Filed by a party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material under § 240.14a-12
Recursion Pharmaceuticals, Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

In connection with the transaction contemplated by the previously announced transaction agreement (the “Transaction Agreement”), dated August 8, 2024, among Recursion Pharmaceuticals, Inc. (the “Company” or “Recursion”) and Exscientia plc, a public limited company incorporated under the laws of England and Wales with registered number 13483814 (“Exscientia”), the Company is submitting this Schedule 14A filing, which consists of the following communications relating to the proposed transaction:
1.Excerpts from the transcript of the Company’s L(earnings) call held on August 8, 2024
2.Message from Christopher Gibson to Recursion employees related to the proposed transaction
3.FAQs distributed to Recursion employees related to the proposed transaction
4.Social media posts related to the proposed transaction by the Company and certain of its officers
5.Article related to the proposed transaction published by Reuters

Each item above was first used or made available on August 8, 2024.

1.Excerpts from the transcript of the Company's L(earnings) call with investors held on August 8, 2024:

[Chris Gibson:] Hi everybody. My name is Chris Gibson, Co-founder and CEO of Recursion. Delighted to be joining you on our L(earnings) today. And I'm joined by our chief R&D and Commercial Officer, Najat Khan and the interim CEO, and I hope very soon to be CSO of Recursion, interim CEO of Exscientia, and soon to be CSO of Recursion, Dave Hallet. We are coming to you live from Oxford, UK. We are in the Exscientia facility, where, behind me, they are using a closed loop automated synthesis platform for chemistry to advance new medicines towards patients. And we're just delighted to be sharing the news today that our two businesses have announced a combination.

What I would like to do today is walk through first that combination together with Dave and Najat, and I'm going to start by talking about some of the complementary factors that we see first a pipeline of nearly 10 or approximately 10 readouts over the next 18 months in the clinic. I think this is a really important milestone for a company like Recursion, a company that is trying to prove this next generation of medicines, a new way to discover medicines, and being able to generate this quantity and quality of potential readouts in the coming quarters, I think is going to be really, really fantastic next partnerships. Recursion has some incredible partnerships with large companies like Roche, Genentech and Bayer our partners at Exscienta have fantastic partnerships with companies like Sanofi and Merck kGA, and we are just delighted not only for the opportunity to combine our businesses and work against all of these partnerships, but actually to deploy the tools and technologies the teams that we will be assembling against the partnerships of our counterparties. And I think this deal, in many ways, will make Recursion perhaps a partner of choice for others in the industry. Finally, our platform, our platforms at Recursion really focused on exploration of biology, hit discovery, target discovery. We've been building that for over a decade, and our colleagues at Exscienta have really been building for about the same amount of time, this incredible precision chemistry platform, the ability to go from a hit to a development candidate with active learning and automated synthesis is really, really exciting to us. And putting these two platforms together, we think is going to put us on the cutting edge. And finally, when we combine these businesses, we believe that we will have not only the team, the tools and the technology to go to the distance, but we'll also have the resources to do that. At the end of Q2 the companies combined had roughly $850 million which we believe, with the right kind of operational synergies, puts us on a runway into 2027 and finally, the most important piece is the people both of these businesses have been building and pioneering the technology, biology interface, for the last decade or more, and we think we have some of the best teams in the industry. And by combining our businesses, we're going to be able to take these two incredible teams, put them together. And this is definitely, as Dave likes to say, definitely a situation we believe where one plus one equals three.

So I want to dive into the pipeline just a little bit, give you a little bit more depth there. What I think is most exciting and important about the pipeline, beyond the 10 potential readouts in the next 18 months, is the complementarity. These are pipelines that have really no therapeutic overlap, where the two companies are both focused to some degree, on on oncology, but Recursion really focused in rare disease, infectious disease, and our colleagues at Exscientia really focused in immunology, beyond oncology. That's a fantastic opportunity in the combined business for us to expand the reach through our partnerships. We also. So we're able to go after a number of additional areas as well. Of course, Recursion, given our focus on biology, has really gone after first in disease, first in first in class type targets. And our colleagues at Exscientia, I think, have done a tremendous job of going after some of the hardest chemistry on targets that the world is really, really excited about, really best in class tools and technology, and by putting these together, we believe that this organization is going to be in a position to bring first and best in class medicines to patients and drive down the cost of discovery.

So I want to turn to Najat, who just joined us just a few weeks ago, it's been quite a whirlwind. Let's talk a little bit about the pipeline of the proposed entity with these 10 programs that they read out in the next 18 months.

[Najat Khan:] Yep, thanks, Chris. Look at the end of the day. We talk a lot about biology, chemistry, automation, tech, etc, but it all converges to the medicines we make for patients that are waiting, and that's really what this slide is about. So I'll talk about two portions.

First is about our internal pipeline, and then also about the external pipeline that we're building and learning with our partners, which you've heard Chris mentioned. So in the first piece, you see that there's about 10, as Chris mentioned, clinical and near clinical readouts coming out of the next 18 months. There's breadth, and then there's depth, the depth really coming from both of us doubling down in precision oncology, going after both heme and solid tumors, both of which have significant unmet need. And then in terms of other areas where we have depth, rare diseases, different types of rare diseases, significant unmet need, and quite a few of them, quite frankly, with no standard of care that exists today, and then also in infectious diseases, going after areas that are have huge unmet need for the aging population. So that's one piece.

The second piece I do want to mention is the fact that we have multiple readouts coming out over the next 18 months, the 10 readouts across safety, tolerability, preliminary views and efficacy. And then the third piece is the external pipeline. You know, as Chris mentioned, this is expanding us from oncology, rare disease, infectious diseases, to immunology, two sides of the coin, many people would say oncology and immunology, in terms of understanding the biology and being able to address it. So we'll speak more about that with some of our large partnerships that we have that are transformational. But I want to mention one other point, the milestones that you'll talk we'll talk about also are diverse. And what do I mean by that? Some of them are focused on therapeutics and milestones, and others are focused on products, such as the biology maps that we recently optioned to Genentech.

[Chris Gibson:] Thanks, Najat. I think it's important to also mention that beyond this internal pipeline as a job mentioned, there's this external partner based pipeline, and as we're sharing today publicly, there are 10 programs that have been optioned by one of our partners. So we really are building a pipeline of pipelines, both internal and external, within multiple therapeutic areas.

Dave you know, for those tuning into our learnings, they may be less familiar with the pipeline of extension. Certainly, we've become incredibly familiar with it over diligence last few weeks and months, and we're really excited. I want you to tell folks a little bit about what you've been working on, and I know we'll have a chance to dive into your lead program in just a minute.

[Dave Hallet:] Thank you, Chris, thank you, Najat. What I like about this, this proposed combination, is the complementarity, as Chris mentioned about, the pipeline, our lead assets have focused in large indication spaces, higher met need, broadly in the on quality space, solving design problems that other people have failed to solve. And over the course of the coming next six to 12 months, you'll see kind of significant updates on each of those. I'll focus on three at the moment, and then talk about CDK7 in a second. So our PKC, theta inhibitor that we license to BMS is kind of navigating a phase one helping Volunteer Study at the moment that was updated very recently. LSD1 and MALT1 are pretty much neck and neck. We are looking to file INDs with those two different compounds in the coming months, looking to actually initiate dosing at patients towards as we straddle '24 to' 25.

But if I may, kind of just like to kind of concentrate on CDK7, some people may be aware that we recently acquired 100% of commercial rights this asset. That's because we believe in it so much. This is a truly potential kind of best in class compound that operates in kind of a related but broader space to the well known CDK4/6 inhibitors. This compound is currently recruiting deep into a monotherapy dose escalation study, and I'm hoping to provide an update of. The probes of that towards the end of this year, and the first port of call that we're going to take this into, into a clinical setting is looking at a combination study. So this is in per two negative, vulnerable, resistant, positive breast cancer patients that progressed after CDK4/6 exhibits, and really, really impressed with this performance of this compound, looking to also potentially explore other tumor types, and we'll update the capital markets later in the year.

[Chris Gibson:] Thanks, Dave. Very excited about the potential for bringing these two pipelines together. Beyond the pipelines, of course, as we mentioned before, the partnerships at Recursion, we have a number of partnerships. You can see here our colleagues at Exscientia, a number of extraordinary partnerships. I think some of the most exciting partnerships in the space of technology enabled drug discovery. And as we mentioned earlier, there are these 10 programs that have been optioned. We believe that between the two companies, if this deal is able to be closed, we have the potential to drive roughly $200 million worth of milestones over the next two years or so. And there's the potential between these partnerships, assuming no additional partnerships for more than $20 billion worth of milestones before royalties. And I think that is really, really unique. We have had interest for large pharma, not only in finding really exciting medicines, but finding medicines at scale, and I think that speaks to the platforms that both companies have have built. Najat, I wonder if you want to talk a little bit about how you see the complementarity of the partnerships.

[Najat Khan:] Yep, absolutely. And I want to pick up on something you just said around scale. And as you're talking Chris, we're talking about 10 programs in the clinic, in our internal pipeline, over a dozen in discovery and 10 in our external pipeline. And that is that is a pretty significant portfolio that we build with our partners and also internally. How do we make it happen? But partnerships are a big part of it. Roche Genentech and Bayer, those are extremely important partnerships where we are working on new, hard targets that can be first in class with the potential to be first in class medicines. But there's two other partnerships I want to note which I think has a lot of complementarity with extension as well.

One is within video need, I say more the need for compute to do everything that we do, whether it's in biology, chemistry, it's complex problems, lots of data. I think there is so much value in terms of what can be done with the work that extension is doing in generative AI, 2d design, quantum mechanics and so forth. So that's going to play really into our favor, to accelerate what we both are doing. And then the other type of partnerships are data. You know, this is previously mentioned, campus helix. Why is this important? As we have more of these programs going into the clinic, 10 in the internal pipeline, 12 in discovery, 10 and externally, becomes really important to design programs as well. So having clinical multiomic data with real world data is extraordinarily important for us to stratify our patients, drive true precision medicine in our trials, and accelerate our programs in trial recruitment so that we can fulfill our promise of developing novel medicines better, faster and more cost efficient.

[Chris Gibson:] Thanks. Najat, Dave, can you comment a little bit on how we can use our complimentary sort of superpowers at both of these companies in service of the complementary partnerships as well?

[Dave Hallet:] Sure, I think one of the many things that really excites me about about the journey ahead post closes is, how on the existing partnerships Chris I've just mentioned so from looking through the lens of Exscientia, say, our Sanofi collaboration is how, how can we kind of leverage the combined capabilities to really accelerate and add further kind of depth into if you like, to existing collaborations, but looking to the future is just the is the end to end capabilities that the two organizations bring together, and looking forward to how we can leverage additional relationships through this through this combination.

[Chris Gibson:] Thanks, Dave. So finally, I want to talk a little bit about the platform. We're here in the Milton Park facility, where the automated synthesis platform of Exscientia is running behind us, and I've just been so impressed over the last few months and even the last few years, as we've gotten to know this team by what they've been building True, true, extraordinary depth in leveraging Technology for precision chemistry. I don't think there are many organizations on earth that are better at taking a program from hit to dev candidate, especially in the context of challenging chemistry, where there are perhaps multiple different parameters that have to be optimized against at the same time. And with this new automated synthesis platform that you see behind me, they're able to now integrate automation, robotics into that, into that entire process, and we think, drive down the time, the cost, and increase the probability of success. And what's most important, I think, is this philosophy of design, bank test and learn that they built here at Exscientia, where not only will we be generating data. Data that can improve the potential medicine in each program, but we'll be generating data that can be used to build algorithms that can understand difficult challenges in chemistry and admin and talks, and even data that can be used together with the data that Recursion is generating across biology to really start to build these foundation models that have generalizable understanding of biology, of chemistry, of the interaction of those two, and when we put those platforms together, we really have built what we believe is the end to end solution. There's more to build, but we don't know of any other company in the space that has focused more on trying to build the full stack solution with a philosophy of technology enablement at every step, a philosophy of data generation, evaluation, learning and creating these virtuous cycles of iteration at every step. And we believe that this is the recipe for success in the biopharma field. We believe this is the experiment that we exist to run out of Recursion, and I think in many ways at Exscientia too, and that's why there's so much complementarity between the two organizations.

I do want to just talk a little bit about the transaction details. For those who are joining, as you saw today, Exscientia shareholders will receive 0.7729 shares of Recursion Class A common stock for each share of Exscientia, assuming that the deal closes, if there's no new share issuance, that means post close. Current Recursion, stockholders would own approximately 76% of the organization, and current Exscientia, shareholders would own approximately 24% of the organization, as we shared before, the combined cash of the two companies at the end of Q2 was roughly $850 million and given some of the operational synergies, the incredible discipline, frankly, that your team executes your work with that, we know we can benefit from the deployment of our tools to make each of our sort of other processes more efficient. We believe we can extend runway into 2027 in the combined entity, saving over $100 million annually. It's important to also note that Recursion will be the go forward entity, post close. I will remain the CEO of the post close entity, and Dave is going to join us as Chief Scientific Officer of the post close entity. We also have two members of the Exscientia board who will be joining the Recursion board. So we really are combining these businesses in a way that we think is going to really enable these two upstarts to take on a massive industry to try and bring medicines to patients more quickly, and to drive down the price of medicines for patients in the coming decades. And that is, we believe, something that's great for patients, for consumers, and certainly something that we're all excited about as a hard challenge with incredible impact. We expect that this transaction will close by early 2025 and of course, this is subject to the approval of the shareholders of both of the organizations and closing conditions. And with that, I want to transition just a little bit to a few of the other updates from the last quarter.

[ . . . ]

And finally, on our broader pipeline, we've already hinted at this before with the 10 potential programs that are going to be reading out. But you know, we've got detailed information here and on our website around the specific timing of the seven clinical trial readouts that we've already given guidance around here at Recursion. So this is really an exciting day for us. We continue to, I believe, really boldly chase this vision of trying to leverage technology to discover and develop medicines. We've got incredible partnerships, an incredible platform. We've got a fantastic pipeline, and now, I think, a fantastic business combination in the works, and we are very, very excited for the coming quarters.

I think with that, we're going to go ahead and transition over to questions, which I know are coming in.

All right, we've got Scott who's asking, even though there is no competitive overlap, is there anything to be learned from each other's internal pipelines that can allow you to accelerate the advancements of your programs regarding the Exscientia business combination? You know, Dave, we've talked a lot about this, deploying our tools for each other's programs. Do you want to give your insights here?

[Dave Hallet:] Sure. I guess, post close like one of the things that motivates me is that the combination of the data, so we're a learning organization saying that Recursion is and so every program that we, that we, that we execute on every every piece of data that we bring in house allows us that our operating system to actually kind of to learn and to get better. Imagine the kind of the excitement about actually, kind of bringing the data, the huge data sets and the competence that Recursion have been generating, particularly last few years, with the kind of not only the pipeline that's visible today, but the kind of the pipeline that sits within our partnerships that's a huge amount of information and use amount of data that we can kind of leverage to both benefit current partners, future partners, and Also our kind of pipeline as it goes forward, yeah.

[Najat Khan:] And maybe if I could just add very specifically, you know, we look at CDK7, there are CDK therapeutics on the market, right? And let's face it, the response is not the same for all patients. There's resistance mechanisms, so many things that we need to understand from a patient stratification patient selection perspective. That's where Recursion with the Tempus partnership that we've done already in the last six months identify novel targets in non small cell lung cancer and other areas using causal AI and many other algorithms that we've developed. Now think of the merger of the two to say, how do we design these really important programs for CDK7 and other programs in a much more effective way? Precision Medicine at the core is being able to predict the right patient, the right therapy for the right patient, the right time. And I think there's a lot we can do to shape the industry, leveraging real programs for patients in the near and future.

[Chris Gibson:] Thanks, Najat. Thank you, Scott.

For the next question, let's go to Aurora. Who asks following Recursions, acquisition of Cyclica and valence in 2023, what is the vision to integrate Exscientia, Genentech capabilities in the new company, and Najat, I'm going to turn to you because I know you've spent a lot of time, not only in diligence the last few months or a few weeks, but also working with it's been a swirl, working with our internal teams on the Gen AI vision that we have. Do you want to talk a bit about this?

[Najat Khan:] Absolutely. So in terms of generative AI especially, let's talk about it in the molecular design space. You know, there's hit to lead there's lead optimization. Most of the times we end up getting really challenging the industry for small molecules around lead optimization, potency. You know, this trade off for some other parameter. So what we what Exscientia has from a using active learning, end to end, to improve the multi parameter optimization, which is the problem that we're trying to solve. We want to be able to integrate that into what we do at Recursion today. Not only that, we want to go earlier, because if you can actually solve the problem and hit to lead with some of the solutions that that Dave and his team have developed that will improve our probabilities of success and hit rates even better. The last point I want to mention. So I get this question all the time, whenever you integrate two platforms, isn't there a lot of integration challenges? This is the beauty of it, where we spend a lot of time in diligence. It's been built in a modular way, which means we can be agnostic to the best models, whether it's inside our two homes, or outside to make sure we have the best to bring the molecules to the to our portfolio and our pipeline. So that's some of the ways we're thinking about integrating it. And last thing you know, some of the phenomics and multi omics data that we have will also benefit Exscientia. And the team has already started looking at ways to integrate that. So we're very, very excited. There's so much work to do, and can't wait to get started.

[Chris Gibson:] Thanks, Najat. Let's go to Alec who asked: How do you plan to leverage essentially, as automated laboratories? Well, it's a great time to answer that question, since we're sitting in them right now. So I think this is really, really important. Dave and I had a very long talk about this during during the time that we spend in diligence. And I think really, this team has done an incredible job of building a state of the art automated synthesis platform. And really the only one that I'm aware of that has integrated this vision of using active learning, machine learning, to be able to drive very flexible decision making throughout the process of synthesis, and then through the other side of the physical, U shaped platform to be able to drive the molecules that come out of the automated synthesis platform into a variety of biochemical assets. This is technology that Recursion has not built. We have built incredible technology that can take a potential small molecule and explore its biological functions across these large scale multi omics data sets. Combining these data sets, we think, just like combining the tempest data set with patients, just gives us this extraordinary opportunity to build models that have the potential to learn, not across one layer of biology or chemistry, but across many what I think is important, probably to note, is that this facility is now up and running. We believe it should stay up and running. We should build it out from here, and we're going to continue building the biology organization in Salt

Lake City. We do believe that the learnings from this platform could be used in the future to help us build a next generation micro synthesis facility that we can tack on to the platform we built in Salt Lake City, where smaller quantities of a larger number of more flexible molecules is going to be better for kind of exploring chemical space with our phenomics and transcriptomics platforms. But I think what they've built here, and the team, frankly, that they've assembled around this platform here, truly, truly extraordinary, and I think is going to give us the ability to drive specific programs in a much more differentiated way. I mean, I was struck through diligence by how few compounds this team synthesizes, while achieving best in class status very often, from sort of hit to dev candidate, it's dramatically lower than the industry average. And we this is, this is a great example of how we're going to find, you know, ways to kind of bring down the cost of the organization. We are great at finding hits for novel biology and when we get into chemistry, we have an incredible team, but because we built less tooling, we operate at an efficiency that's closer to the industry average. At the same time, we know that our colleagues at Exscientia are fantastic and incredibly efficient at driving chemistry from hit to dev candidate through lead optimization, but they spend a lot on kind of the outsourcing of various CROs and others around the early stage biology and hit discovery. By combining our platforms, we believe we're going to be able to bring the most efficient technology enabled approach across the entire process of discovering and translating these medicines. And that, frankly, is going to make us not only a powerful organization, but I think one that is going to be extraordinarily efficient,

[Dave Hallet:] This closed loop, design, make, test, learn, platform that's literally sat behind us is so it's designing molecules in the cloud, but not only making the molecules, but in a target centric way, actually generating data against them.

So here's, here's an interesting idea that kind of Chris taught and I talked about diligence, is that obviously post-close, if you look at kind of what cyclica have done, and basically with their matchmaker tool, in terms of predicting kind of ligand-protein interactions on scale, you actually to help kind of better underpin those models by actually, kind of actually making some of those, and generating some of those, and actually, kind of actually generating data, experimental data, to actually underpin those predictions and further improve those generalizable models. I think there's hundreds of ways that, basically this, this particular design, make test loop. Kind of that lot that sits behind us would benefit the future combination.

[Chris Gibson:] I agree.

[ . . . ]

And we're going to finish up here with a final question from Marcel, who asks, could you share more on potential or ongoing efforts to use their platform for preventative health care? Specifically, are there plans to develop drugs or form strategic partnerships aimed at reducing the risk of diseases like cancer or neurodegenerative conditions such as dementia and Alzheimer's? And I think, Marcel, this is a fantastic question, and really is part of the vision of what we're building at Recursion. We already have programs that are targeting genetic diseases that are essentially genetic diseases that are predispositions to cancer that's already in our pipe. We very deeply believe that there is a huge opportunity to go after areas in neuroscience like neurodegeneration. And while we cannot speak to specific diseases that we could be tackling alongside our fantastic partners at Roche Genentech, we certainly do agree that that is a really, really important part of the future. And I think what's so compelling about what we're building at Recursion and what we believe we'll be able to build together is that these maps of biology are.

Not just giving us insights into one pathway or a couple of proteins that are interacting, we are building maps that are showing us the causal model of how biology itself is operating inside many different kinds of cells, and we can start to understand this extraordinarily complex interplay of different pathways, the way that different pathways are regulating each other. And my belief, my fundamental belief, the founding belief of Recursion, was that this biology is fundamentally too complex for any human to understand, and that we would have to deploy technology enable enablement across our entire process to really start to understand the way biology is interacting in truth, not the way we can put it on a whiteboard or put it into a Nature paper. And I think the same philosophy holds with our colleagues here at Exscientia. Chemists are incredible they can do incredible things, but it is very difficult for humans to hold in their head a 40 parameter multi optimization problem. It's a very difficult thing to do. Technologies like machine learning give you the capability to actually start to simultaneously optimize against dozens or maybe hundreds of parameters, and that's just something humans are not able to do. And I think this similar philosophy of biology on chemistry coming together gives this company true, true potential to deliver on the kinds of preventative medicine that you allude to.

So with that, I want to thank everybody for joining our learnings fall. So thankful for your team for hosting us here. So excited for the combination that we're putting together. And we like I always say, you know, we're 10-11 years into this, and it still feels like the beginning every day. Thanks everybody. Thank you so much.

2.Message from Christopher Gibson to Recursion employees related to the proposed transaction:

Chris Gibson
5:08 AM

Good morning team! I’m writing to you all from Oxford, UK this morning with incredibly exciting news.
Moments ago, Reuters broke the news that we have entered into a definitive agreement with Exscientia to combine our businesses. I’ve known Exscientia for a long time and we’ve been building and shaping the TechBio industry together in parallel for over ten years. Now, we will get to combine our companies to accelerate change in this industry, bringing more treatments to patients faster, and for lower cost.
Exscientia’s homebase is in Oxford where they’ve been building a world class precision drug design platform. With Recursion’s ability to identify novel biology and Exscientia’s ability to design precision drugs, we’ll have the ability to combine first in class targets with best in class molecules. Exscientia also has four Phase 1/2 Clinical Programs and partnerships with Merck and Sanofi. Combined with Recursion’s platform, pipeline, and partnerships, we will be better positioned together to create the full stack drug discovery company of the future and change the industry for the benefit of patients everywhere.
The combined company will continue under the name Recursion and we will continue to be headquartered in Salt Lake City. I will also continue as CEO. David Hallett, Exscientia’s interim CEO and Chief Scientific Officer, will join the leadership team as CSO. All details are not yet finalized, as it will take several months to close, given the complexity and necessary oversight of M&A of publicly traded companies. Until we close, it’s business as usual.
As we relentlessly pursue our mission to decode biology to radically improve lives, part of our strategy is to search for technologies and expertise outside Recursion that we can bring in to accelerate this mission. With this combination, I believe we are joining forces with a company that is not only best-in-class when it comes to AI-designed drugs, but also a culture strongly aligned with our vision and commitment to using technology to transform the way medicines are discovered.
We will be hosting a special All Hands at 9:00 am Mountain Time this morning to go into more details. I will join from the UK. Tina and team will be there to share more in person, along with a special guest. We will have time to address a few of your questions during the All Hands. To submit questions, use this form.
Also, you can join the L(earnings) Call at 6:30 am Mountain Time, where I will discuss this news, streaming on LinkedIn, Twitter, and YouTube. We will share the press release here shortly. For now, you can review this FAQ. As always with sensitive topics, please do not comment on social media or engage with the press or former employees. If anyone external reaches out to you please refer them to @ryan.kelly.

I look forward to talking with you later today.
See important legal information in the thread.

Forward-Looking Statements

Statements contained herein which are not historical facts may be considered forward-looking statements under federal securities laws and may be identified by words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “potential,” “predicts,” “projects,” “seeks,” “should,” “will,” or words of similar meaning and include, but are not limited to, statements regarding the proposed business combination of Recursion and Exscientia and the outlook for Recursion’s or Exscientia’s future business and financial performance. Such forward-looking statements are based on the current beliefs of Recursion’s and Exscientia’s respective management as well as assumptions made by and information currently available to them, which are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual outcomes and results may vary materially from these forward-looking statements based on a variety of risks and uncertainties including: the occurrence of any event, change or other circumstances that could give rise to the termination of the transaction agreement; the inability to obtain Recursion’s stockholder approval or Exscientia’s shareholder approval or the failure to satisfy other conditions to completion of the proposed combination, including receipt of regulatory approvals and obtaining the sanction of High Court of Justice of England and Wales to the Scheme of Arrangement, on a timely basis or at all; risks that the proposed combination disrupts each company’s current plans and operations; the diversion of the attention of the respective management teams of Recursion and Exscientia from their respective ongoing business operations; the ability of either Recursion, Exscientia or the combined company to retain key personnel; the ability to realize the benefits of the proposed combination, including cost synergies; the ability to successfully integrate Exscientia's business with Recursion’s business or to integrate the businesses within the anticipated timeframe; the outcome of any legal proceedings that may be instituted against Recursion, Exscientia or others following announcement of the proposed combination; the amount of the costs, fees, expenses and charges related to the proposed combination; the effect of economic, market or business conditions, including competition, regulatory approvals and commercializing drug candidates, or changes in such conditions, have on Recursion’s, Exscientia’s and the combined company’s operations, revenue, cash flow, operating expenses, employee hiring and retention, relationships with business partners, the development or launch of technology enabled drug discovery, and commercializing drug candidates; the risks of conducting Recursion’s and Exscientia’s business internationally; the impact of changes in interest rates by the Federal Reserve and other central banks; the impact of potential inflation, volatility in foreign currency exchange rates and supply chain disruptions; the ability to maintain technology-enabled drug discovery in the biopharma industry; and risks relating to the market value of Recursion’s common stock to be issued in the proposed combination.
Other important factors and information are contained in Recursion’s most recent Annual Report on Form 10-K and Exscientia’s most recent Annual Report on Form 20-F, including the risks summarized in the section entitled “Risk Factors,”

Recursion’s most recent Quarterly Reports on Form 10-Q and Exscientia’s filing on Form 6-K filed May 21, 2024, and each company’s other periodic filings with the U.S. Securities and Exchange Commission (the “SEC”), which can be accessed at https://ir.recursion.com in the case of Recursion, http://investors.exscientia.ai in the case of Exscientia, or www.sec.gov. All forward-looking statements are qualified by these cautionary statements and apply only as of the date they are made. Neither Recursion nor Exscientia undertakes any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.
Additional Information and Where to Find It
This communication relates to a proposed business combination of Recursion and Exscientia that will become the subject of a joint proxy statement to be filed by Recursion with the SEC. The joint proxy statement will provide full details of the proposed combination and the attendant benefits and risks. This communication is not a substitute for the joint proxy statement or any other document that Recursion or Exscientia may file with the SEC or send to their respective stockholders in connection with the proposed combination. Investors and security holders are urged to read the definitive joint proxy statement and all other relevant documents filed with the SEC or sent to Recursion’s stockholders or Exscientia’s shareholders as they become available because they will contain important information about the proposed combination. All documents, when filed, will be available free of charge at the SEC’s website (www.sec.gov). You may also obtain these documents by contacting Recursion’s Investor Relations department at investor@recursion.com; or by contacting Exscientia’s Investor Relations department at investors@exscientia.ai. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval.
Participants In The Solicitation
Recursion, Exscientia and their respective directors and executive officers may be deemed to be participants in any solicitation of proxies in connection with the proposed business combination. Information about Recursion’s directors and executive officers is available in Recursion’s proxy statement dated April 23, 2024 for its 2024 Annual Meeting of Stockholders. Information about Exscientia’s directors and executive officers is available in Exscientia’s Annual Report on Form 20-F dated March 21, 2024. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the joint proxy statement and all other relevant materials to be filed with the SEC regarding the proposed combination when they become available. Investors should read the joint proxy statement carefully when it becomes available before making any voting or investment decisions.

3.FAQs distributed to Recursion employees related to the proposed transaction:

Frequently Asked Questions
For All Recursion Employees

1. Why is Recursion combining with Exscientia? What is the rationale?
We believe the proposed combination is deeply complementary and aligned with our missions to industrialize drug discovery to deliver high quality medicines and lower prices for consumers. The combination brings together Recursion’s broad biology, hit finding, and chemistry scaled exploration and translation capabilities with Exscientia’s precision chemistry design and small molecule automated synthesis. In doing so, we will be better positioned to accelerate the discovery of better drugs for patients.

2. What are the terms of the transaction and the timeline to close?
The transaction is an all-stock transaction, with Recursion shareholders owning approximately 74% of the combined company and Exscientia shareholders owning 26% based on the current shares outstanding.

We expect the transaction to close by early 2025, subject to customary closing conditions, including approval of both sets of shareholders and of a UK court.

3. What will happen to Recursion’s headquarters?
The combined company will remain headquartered in Recursion’s current headquarters in Salt Lake City.

4. Will my role or responsibilities change?
Until the transaction closes, Exscientia and Recursion remain separate companies and will continue to operate as they do today. As we approach the close, a small team of representatives from both companies will begin integration planning work to carefully consider how to bring the two companies together. If there are any changes post close, those will be communicated to employees in a timely manner.

5. How do the company cultures and missions align?
Our companies have similar missions and cultures, driven by a shared belief that we can leverage technology to build a next-generation biopharmaceutical company that delivers better outcomes for patients. We’re incredibly excited by the potential of this combination and look forward to sharing more as we progress through the process.

6. Can I trade in Recursion or Exscientia stock while the transaction is pending?
All employees will remain subject to the same trading policies as they do today.

7. What changes will there be between announcement and the closing of the deal?
It’s important to stress that there will be no changes to how we operate until the transaction closes. We must remain separate companies and will continue to operate as such. Any integration planning work will be organized and coordinated by a small team.

8. How do the strategies of Recursion and Exscientia align?
Recursion is a leader in target biology exploration, hit finding, and translation while Exscientia is a leader in precision chemistry and drug design. By bringing both companies together, we will have an opportunity to improve patient’s lives, accelerate time to market, increase probability of success, and reduce costs by combining these complementary platforms.

9. Can Exscientia and Recursion employees interact with each other?
No, Exscientia and Recursion employees should not interact unless doing so as part of an ordinary course of business. In the event you believe such an interaction is required, please consult with the legal department and your manager before proceeding.

10. What should I say when asked about the transaction by family, friends or other external stakeholders?
Consistent with company policy, only authorized spokespeople can speak on behalf of Recursion publicly. If you receive a question from a member of the media, investor or other external partner, please pass the inquiry to Ryan Kelly, Recursion’s Chief Communications Officer at ryan.kelly@recursion.com. For family and friends – you can feel free to refer them to the publicly announced materials for the transaction and reiterate our enthusiasm for the potential of the combination.

Legal FAQ for Public M&A

Pre-Closing Conduct
Recursion and Exscientia are independent companies and must operate as such until closing. Coordinating on operations is called “gun jumping” and may be illegal under the antitrust laws. However, certain conduct between the companies can continue throughout the closing process. Generally, the companies should operate “business as usual” and not change their ordinary course operations. Examples of permissible and conduct are listed below.
•You can develop customer outreach plans to discuss the transaction, but you cannot jointly negotiate with partners.
•You can plan for post-close marketing and advertising strategies, but you cannot jointly decide roadmaps or research targets.
Integration Planning
The antitrust laws understand that companies have a legitimate interest in planning for post- closing business, but companies cannot implement anything until close. As a rule, you may plan post-closing operations, but you cannot implement any of those plans prior to close. Examples include:
•You can plan retention agreements and post-closing teams, but you cannot combine functional teams or jointly hire/fire employees.
•You can model projected financials or plan for efficiencies (consolidating facilities), but you cannot implement those plans or mandate the other company’s financial goals.
•You can use a “sandbox” environment to integrate IT systems, but you cannot actually coordinate systems or coordinate IT decisions prior to closing.

Public Statements and Documents
You should avoid making any public statements during the closing process. You should assume any written communication, (internal or external,) regardless of medium, will be reviewed by an antitrust regulator. Please have your counsel review draft versions of communications before finalized.

Forward-Looking Statements

Statements contained herein which are not historical facts may be considered forward-looking statements under federal securities laws and may be identified by words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “potential,” “predicts,” “projects,” “seeks,” “should,” “will,” or words of similar meaning and include, but are not limited to, statements regarding the proposed business combination of Recursion and Exscientia and the outlook for Recursion’s or Exscientia’s future business and financial performance. Such forward-looking statements are based on the current beliefs of Recursion’s and Exscientia’s respective management as well as assumptions made by and information currently available to them, which are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual outcomes and results may vary materially from these forward-looking statements based on a variety of risks and uncertainties including: the occurrence of any event, change or other circumstances that could give rise to the termination of the transaction agreement; the inability to obtain Recursion’s stockholder approval or Exscientia’s shareholder approval or the failure to satisfy other conditions to completion of the proposed combination, including receipt of regulatory approvals and obtaining the sanction of High Court of Justice of England and Wales to the Scheme of Arrangement, on a timely basis or at all; risks that the proposed combination disrupts each company’s current plans and operations; the diversion of the attention of the respective management teams of Recursion and Exscientia from their respective ongoing business operations; the ability of either Recursion, Exscientia or the combined company to retain key personnel; the ability to realize the benefits of the proposed combination, including cost synergies; the ability to successfully integrate Exscientia's business with Recursion’s business or to integrate the businesses within the anticipated timeframe; the outcome of any legal proceedings that may be instituted against Recursion, Exscientia or others following announcement of the proposed combination; the amount of the costs, fees, expenses and charges related to the proposed combination; the effect of economic, market or business conditions, including competition, regulatory approvals and commercializing drug candidates, or changes in such conditions, have on Recursion’s, Exscientia’s and the combined company’s operations, revenue, cash flow, operating expenses, employee hiring and retention, relationships with business partners, the development or launch of technology enabled drug discovery, and commercializing drug candidates; the risks of conducting Recursion’s and Exscientia’s business internationally; the impact of changes in interest rates by the Federal Reserve and other central banks; the impact of potential inflation, volatility in foreign currency exchange rates and supply chain disruptions; the ability to maintain technology-enabled drug discovery in the biopharma industry; and risks relating to the market value of Recursion’s common stock to be issued in the proposed combination.

Other important factors and information are contained in Recursion’s most recent Annual Report on Form 10-K and Exscientia’s most recent Annual Report on Form 20-F, including the risks summarized in the section entitled “Risk Factors,” Recursion’s most recent Quarterly Reports on Form 10-Q and Exscientia’s filing on Form 6-K filed May 21, 2024, and each company’s other periodic filings with the U.S. Securities and Exchange Commission (the “SEC”), which can be accessed at https://ir.recursion.com in the case of Recursion, http://investors.exscientia.ai in the case of Exscientia, or www.sec.gov. All forward-looking statements are qualified by these cautionary statements and apply only as of the date they are made. Neither Recursion nor Exscientia undertakes any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Additional Information and Where to Find It

This communication relates to a proposed business combination of Recursion and Exscientia that will become the subject of a joint proxy statement to be filed by Recursion with the SEC. The joint proxy statement will provide full details of the proposed combination and the attendant benefits and risks. This communication is not a substitute for the joint proxy statement or any other document that Recursion or Exscientia may file with the SEC or send to their respective stockholders in connection with the proposed combination. Investors and security holders are urged to read the definitive joint proxy statement and all other relevant documents filed with the SEC or sent to Recursion’s stockholders or Exscientia’s shareholders as they become available because they will contain important information about the proposed combination. All documents, when filed, will be available free of charge at the SEC’s website (www.sec.gov). You may also obtain these documents by contacting Recursion’s Investor Relations department at investor@recursion.com; or by contacting Exscientia’s Investor Relations department at investors@exscientia.ai. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval.

Participants In The Solicitation

Recursion, Exscientia and their respective directors and executive officers may be deemed to be participants in any solicitation of proxies in connection with the proposed business combination. Information about Recursion’s directors and executive officers is available in Recursion’s proxy statement dated April 23, 2024 for its 2024 Annual Meeting of Stockholders. Information about Exscientia’s directors and executive officers is available in Exscientia’s proxy statement dated March 21, 2024 for its 2024 Annual Meeting of Stockholders. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the joint proxy statement and all other relevant materials to be filed with the SEC regarding the proposed combination when they become available. Investors should read the joint proxy statement carefully when it becomes available before making any voting or investment decisions.

4.Social media posts related to the proposed transaction by the Company and certain of its officers:

LinkedIn:

Recursion Pharmaceuticals (the “RXRX LinkedIn Post”)

Today, we are thrilled to announce that we have entered into a definitive agreement with Exscientia (Nasdaq: EXAI). This proposed combination of Recursion’s high throughput target biology and Exscientia’s Generative AI drug design and chemistry automation capabilities will help us deliver better treatments to patients faster and at a lower cost.

We’re combining strengths and realizing synergies across several key areas:

Platform: The proposed combination enables us to assemble a platform that leverages technology to enable a full-stack discovery solution spanning patient-centric target discovery, hit discovery, lead optimization, automated chemical synthesis, predictive ADMET and translation, biomarker selection, clinical development, and more.

Pipeline: Combining our portfolios will allow us to expand into new areas of oncology and immunology and result in a diverse portfolio of clinical or near-clinical programs with approximately 10 clinical readouts in the next 18 months. Most of these programs, if successful, could have peak sales opportunities in excess of $1 billion.

Partnerships: Together, we will also advance transformative therapeutic discovery collaborations with some of the most prominent biopharma companies in the world, including Roche-Genentech, Sanofi, Bayer, and Merck KGaA, with the potential for approximately $200 million in milestone payments over the next 24 months, and over $20 billion overall before potential royalties over the course of the partnership.

We couldn’t be more excited to bring together these two incredible teams to accelerate our ability to deliver first-in-class and best-in-class treatments to patients who need them most.

Learn more: https://lnkd.in/eZ9U8vwN

#ai #pharma #techbio #agreement #portfolio #platform #tech #biology #drugdiscovery

Chris Gibson, Co-Founder and CEO

I am thrilled to announce that Recursion has entered into a definitive agreement to combine with Exscientia (Nasdaq: EXAI), bringing together the best in technology-enabled drug discovery platforms, expertise, pipelines, and partnerships.

From our inception, we have been relentlessly focused on using technology and automation to decode biology and design and deliver the best treatments to patients in need. With this agreement, we intend to accelerate even more rapidly toward that shared goal – combining our high throughput target biology, foundation models, and supercomputing capabilities with Exscientia’s generative AI drug design, precision chemistry, and automated synthesis.

Here are the key synergies I’m most excited about.

Platform: Combining our complementary platforms will allow us to quickly advance our full-stack end-to-end capabilities, including patient-centric target discovery, hit discovery, lead optimization, automated chemical synthesis, predictive ADMET and translation, biomarker selection, and clinical development.

Pipeline: Our shared portfolio will bring together Recursion’s first-in-class therapeutics in oncology, rare disease, and infectious disease with Exscientia’s best-in-class oncology drugs. Together, we’re anticipating ~10 clinical readouts in the next ~18 months where many of these programs, if successful, could have peak sales opportunities in excess of $1 billion.

Partnerships: We’ll be advancing transformative therapeutics with the world’s leading biopharma companies, including Roche-Genentech, Sanofi, Bayer, and Merck KGaA, with the potential for approximately $200 million in milestone payments over the next 24 months, and over $20 billion overall before potential royalties over the course of the partnership.

This is the TechBio future of drug discovery – leveraging two exceptional complementary technologies, the industry’s fastest computing, and world-class expertise to decode biology and radically improve lives.

Learn more and review important and required disclosure related to this information here: https://globenewswire.com/news-release/2024/08/08/2926843/0/en/Recursion-and-Exscientia-Enter-Definitive-Agreement-to-Create-a-Global-Technology-Enabled-Drug-Discovery-Leader-with-End-to-End-Capabilities.html

#techbio #pharma #partnership #agreement #pipeline #ai #drugdiscovery

[Repost of the RXRX LinkedIn Post]

Najat Khan, Chief R&D Officer and Chief Commercial Officer

Today, we announced that Recursion has entered into a definitive agreement with Exscientia (Nasdaq: EXAI). With this agreement, we are bringing together two visionary companies, and doubling down on the four elements that are most essential to our ability to scale and transform the TechBio industry: Pipeline, Platform, Partnerships and People.

Let’s break them down.

Pipeline: Joining forces with Exscientia allows us to expand from rare disease and oncology to deeper into oncology and immunology and will result in a diverse portfolio of clinical or near-clinical programs with approximately 10 clinical readouts in the next 18 months. Most of these programs, if successful, could have peak sales opportunities in excess of $1 billion.

Platform: We’re combining two incredibly complementary platforms – bringing together Recursion’s scaled biology and chemistry exploration and translation capabilities with Exscientia’s precision chemistry design and small molecule automated synthesis, enabling a full-stack drug discovery solution.

Partnerships: We’re bringing together partnerships with 4 of the leading pharma companies – Roche-Genentech, Sanofi, Bayer, and Merck KGaA – allowing us to learn and develop with these industry leaders, with the potential for approximately $200 million in milestone payments over the next 24 months, and over $20 billion overall before potential royalties over the course of the partnership.

People: We’ve shown what we can do in building a cross-functional, Bilingual team bridging data science, AI, engineering, and biology and chemistry. Now we’re expanding that Bilingual workforce and scaling up, adding additional expertise in automation.

I couldn’t be more excited for the future we are building.

Onwards and upwards! 😉

https://lnkd.in/ecJqj7JQ

https://lnkd.in/exREtt5R

Recursion enters agreement with Exscientia to bring better medicines to patients more rapidly and more cost efficiently

Combination of Many Complementary Factors

- **Pipeline**: Diverse portfolio of clinical and near-clinical programs with ~10 clinical readouts over the next ~18 months
- **Partnerships**: Diverse portfolio of transformational partnerships with potential for over $200 million in milestone payments over the next 2 years
- **Platform**: Full-stack technology-enabled small molecule discovery platform
- **Business**: ~$850 million in combined cash (end of Q2 2024), estimated annual synergies of ~$100 million or more and runway into 2027
- **People**: Shared vision to leverage technology & talent to discover and develop high quality medicines efficiently and at scale

Recursion.

Exscientia

5

Recursion. | Exscientia

[Repost of the RXRX LinkedIn Post]

Tina Marriott, President and COO

Sharing the exciting news that @Recursion has entered into a definitive agreement with @Exscientia – combining the strengths of our pipelines, platforms, partnerships and people to accelerate our ability to deliver first-in-class and best-in-class treatments to patients who need them most.

[Repost of the RXRX LinkedIn Post]

Matthew Kinn, SVP, Business Development & Corporate Initiatives

So excited to be adding the team and capabilities at Exscientia on our mission to improve human health!!! The complementarity between our two organizations are numerous - spanning platform, people, and pipeline - and will accelerate our ambition to deliver better medicines to patients faster!

Read more about all the progress we are making here: https://lnkd.in/e3rwhviu

[Repost of the RXRX LinkedIn Post]

Recursion Pharmaceuticals

Making better medicines faster - together.

Terrific coverage of today's definitive agreement with Exscientia from Anirban Sen in Reuters.

He writes: "Acquiring Exscientia would boost Recursion's pipeline of drugs in development and give it access to partnerships with large pharma players like Sanofi (SASY.PA) and Merck KGaA (MRCG.DE)."

From Najat Khan, PhD, Chief R&D Officer and Chief Commercial Officer at Recursion: "Recursion and Exscientia coming together is extraordinarily complementary in terms of using end-to-end in discovery from biology to all the way through chemistry. It enables you to make medicines better and faster and that's what we're trying to do."

Read more: https://lnkd.in/eaq4af53

hashtag#agreement hashtag#techbio hashtag#pharma hashtag#partnerships hashtag#medicine hashtag#pipeline

X (formerly Twitter):

Recursion (@RecursionPharma) (the “Recursion Tweet”)

We’re thrilled to announced that we’ve entered into a definitive agreement with @ExscientiaAI (Nasdaq: EXAI), combining our high throughput target biology w/ Exscientia’s Generative #AI drug design and #chemistry #automation capabilities to industrialize drug discovery & deliver high quality medicines at lower prices. https://t.co/N09VbIwWoT

Chris Gibson (@RecursionChris)

I am thrilled to announce that @RecursionPharma has entered into a definitive agreement to combine with @Exscientia – bringing together our high throughput target biology, foundation models & supercomputing w/ Exscientia’s generative #AI drug design & #chemistry #automation.
What’s ahead: Our shared portfolio in #oncology, rare disease, & infectious disease expect to have ~10 clinical readouts in the next ~18 months w/ peak sales opportunities of $1B+ for most if successful. Our shared #pharma partnerships include: @Roche, @Genentech, @Sanofi, @Bayer, and @EMDGroup, leading to potentially $200m in milestone payments over the next 2 years & the potential for $20B+ in combined milestones.

The #TechBio future is here. $EXAI + $RXRX.

Review important and required disclosure related to this information here: https://t.co/mMKZPhiZf4

[Repost of the RXRX Tweet]

Recursion (@RecursionPharma)

Terrific coverage of today's definitive agreement with @exscientiaAI from @Reuters: "Acquiring Exscientia would boost Recursion's #pipeline of drugs in development and give it access to partnerships with large #pharma players like Sanofi (http://SASY.PA) and Merck KGaA (http://MRCG.DE)." Full story: https://t.co/6idJVH525i

5.Article related to the proposed transaction published by Reuters:

Reuters
Biotech firm Recursion to buy smaller peer Exscientia for $688 million
By Anirban Sen

8 August 2024

Recursion Pharmaceuticals RXRX , a biotech firm which uses artificial intelligence to discover new drug candidates, has agreed to buy smaller rival Exscientia EXAI for $688 million in an all-stock deal, according to a statement seen by Reuters.

The deal, which is expected to be announced as early as Thursday morning, comes as major drugmakers double down on AI to boost drug development, find patients for clinical trials quickly or reduce the number of people needed to test medicines, both accelerating drug development and potentially saving millions of dollars.

Human studies are the most expensive and time-consuming part of drug development as it can take several years to recruit patients and trial new medicines in a process that can cost more than a billion dollars to get a newly discovered drug over the finishing line.

"Recursion and Exscientia coming together is extraordinarily complementary in terms of using end-to-end in discovery from biology to all the way through chemistry. It enables you to make medicines better and faster and that's what we're trying to do," said Najat Khan, chief R&D officer at Recursion.

Founded in 2013, Recursion is a phase 2 clinical-stage firm, which has a pipeline of treatments for rare diseases and some forms of cancers. It became a publicly-listed company in 2021 and has partnerships with large pharmaceutical companies including Roche AG ROG and Bayer BAYGn.

Earlier this year, it launched an Nvidia-powered supercomputer called BioHive-2, which helps accelerate the process of drug discovery. Nvidia NVDA is also an investor in Recursion.

UK-headquartered Exscientia also operates an AI-powered drug discovery platform and is developing a pipeline of treatments for immunology and oncology.

Acquiring Exscientia would boost Recursion's pipeline of drugs in development and give it access to partnerships with large pharma players like Sanofi SASY and Merck KGaA MRCG .

As part of the deal, Exscientia shareholders will receive 0.7729 Recursion shares for each Exscientia share they hold.

The deal, which is expected to close in early 2025, would provide the combined entity with about $850 million of cash that would help fund its operations for the next three years.

Salt Lake City-based Recursion is expected to report its quarterly earnings later on Thursday.

Allen & Co., Wilson Sonsini Goodrich & Rosati, and Clifford Chance advised Recursion on the deal, while Centerview Partners and A&O Shearman advised Exscientia.

(Reporting by Anirban Sen in New York; Editing by Kirsten Donovan)

Forward-Looking Statements

Statements contained herein which are not historical facts may be considered forward-looking statements under federal securities laws and may be identified by words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “potential,” “predicts,” “projects,” “seeks,” “should,” “will,” or words of similar meaning and include, but are not limited to, statements regarding the proposed business combination of Recursion and Exscientia and the outlook for Recursion’s or Exscientia’s future business and financial performance. Such forward-looking statements are based on the current beliefs of Recursion’s and Exscientia’s respective management as well as assumptions made by and information currently available to them, which are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual outcomes and results may vary materially from these forward-looking statements based on a variety of risks and uncertainties including: the occurrence of any event, change or other circumstances that could give rise to the termination of the transaction agreement; the inability to obtain Recursion’s stockholder approval or Exscientia’s shareholder approval or the failure to satisfy other conditions to completion of the proposed combination, including receipt of regulatory approvals and obtaining the sanction of High Court of Justice of England and Wales to the Scheme of Arrangement, on a timely basis or at all; risks that the proposed combination disrupts each company’s current plans and operations; the diversion of the attention of the respective management teams of Recursion and Exscientia from their respective ongoing business operations; the ability of either Recursion, Exscientia or the combined company to retain key personnel; the ability to realize the benefits of the proposed combination, including cost synergies; the ability to successfully integrate Exscientia's business with Recursion’s business or to integrate the businesses within the anticipated timeframe; the outcome of any legal proceedings that may be instituted against Recursion, Exscientia or others following announcement of the proposed combination; the amount of the costs, fees, expenses and charges related to the proposed combination; the effect of economic, market or business conditions, including competition, regulatory approvals and commercializing drug candidates, or changes in such conditions, have on Recursion’s, Exscientia’s and the combined company’s operations, revenue, cash flow, operating expenses, employee hiring and retention, relationships with business partners, the development or launch of technology enabled drug discovery, and commercializing drug candidates; the risks of conducting Recursion’s and Exscientia’s business internationally; the impact of changes in interest rates by the Federal Reserve and other central banks; the impact of potential inflation, volatility in foreign currency exchange rates and supply chain disruptions; the ability to maintain technology-enabled drug discovery in the biopharma industry; and risks relating to the market value of Recursion’s common stock to be issued in the proposed combination.

Other important factors and information are contained in Recursion’s most recent Annual Report on Form 10-K and Exscientia’s most recent Annual Report on Form 20-F, including the risks summarized in the section entitled “Risk Factors,” Recursion’s most recent Quarterly Reports on Form 10-Q and Exscientia’s filing on Form 6-K filed May 21, 2024, and each company’s other periodic filings with the U.S. Securities and Exchange Commission (the “SEC”), which can be accessed at https://ir.recursion.com in the case of Recursion, http://investors.exscientia.ai in the case of Exscientia, or www.sec.gov. All forward-looking statements are qualified by these cautionary statements and apply only as of the date they are made. Neither Recursion nor Exscientia undertakes any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Additional Information and Where to Find It

This communication relates to a proposed business combination of Recursion and Exscientia that will become the subject of a joint proxy statement to be filed by Recursion with the SEC. The joint proxy statement will provide full details of the proposed combination and the attendant benefits and risks. This communication is not a substitute for the joint proxy statement or any other document that Recursion or Exscientia may file with the SEC or send to their respective stockholders in connection with the proposed combination. Investors and security holders are urged to read the definitive joint proxy statement and all other relevant documents filed with the SEC or sent to Recursion’s stockholders or Exscientia’s shareholders as they become available because they will contain important information about the proposed combination. All documents, when filed, will be available free of charge at the SEC’s website (www.sec.gov). You may also obtain these documents by contacting Recursion’s Investor Relations department at investor@recursion.com; or by contacting Exscientia’s Investor Relations department at investors@exscientia.ai. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval.

Participants In The Solicitation

Recursion, Exscientia and their respective directors and executive officers may be deemed to be participants in any solicitation of proxies in connection with the proposed business combination. Information about Recursion’s directors and executive officers is available in Recursion’s proxy statement dated April 23, 2024 for its 2024 Annual Meeting of Stockholders. Information about Exscientia’s directors and executive officers is available in Exscientia’s proxy statement dated March 21, 2024 for its 2024 Annual Meeting of Stockholders. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the joint proxy statement and all other relevant materials to be filed with the SEC regarding the proposed combination when they become available. Investors should read the joint proxy statement carefully when it becomes available before making any voting or investment decisions.